Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S3 (Nos. 333-151302 and 333−127663) and Form S8 (Nos. 333-151097, 333-143448, 333−85436 and 333−47882) of our report dated March 11, 2010, on our audit of the consolidated financial statements and financial statement schedule for the year ended December 31, 2009, which report is included in this Annual Report on Form 10-K to be filed on March 8, 2012.

/s/ Amper, Politziner & Mattia, LLP

New York, New York

March 8, 2012